ATHENA SILVER ANNOUNCES STRATEGIC PROPERTY ACQUISITION

May 23, 2012                                                                                FOR IMMEDIATE RELEASE

Boulder, Co ------ Athena Silver Corporation (OTCBB: AHNR) (the “Company”) announced today that it has committed to purchase 661.37 acres of land in fee simple, located in San Bernardino County that was sold in a property tax auction conducted on behalf of the County last week.   The parcel is all of Section 13 located in Township 7 North, Range 4 East.   The purchase price is $135,500 cash together with any closing costs or slightly over $200 per acre. A related party has committed to fund the purchase with a 1% unsecured loan due on demand.  As is customary in a tax auction, we may not be able to obtain title insurance on the property for approximately one year.

The property is near the Lava Beds Mining District and has evidence of historic mining.    It is adjacent to both the “Silver Cliffs” and “Silver Bell” historic mines.   The property is located in the same regional geologic area known as the “Western Mojave Block” that includes our flagship Langtry project.   It is approximately 28.5 miles SE of our Langtry project.

The property appears to be located in a Desert Tortoise Conservation area and may also have value as  mitigation land.

“This is an excellent strategic acquisition for Athena. We are purchasing it at a great price and it has multiple potential uses that we can pursue to maximize its value.    We also have a commitment to fund the purchase through a loan from a related party without the issuance of any shares of stock to avoid the issuance of any shares at current market prices” said John Power, President & CEO of Athena.

About Athena Silver Corporation:

Athena Silver Corporation is a junior exploration company focused on the exploration and development of silver deposits in the western United States.

The Langtry silver project consists of 862 acres including 20 patented claims comprising 413.22 acres in the Calico Mining District of San Bernardino County, California. Athena entered into a 20-year mining lease with an option to purchase the Langtry patented Claims effective March 15, 2010. Our Lease/Purchase agreement is subject to continuing financial and work commitments on the claims and other royalties more fully described in the company's filings available on the SEC's website at www.sec.gov.

Our 2011 drilling program consisted of ten vertical confirmation holes and three angle exploration holes resulting in the completion of nearly 6,000 feet (1,820 m) of RC drilling, geologic logging of borehole cuttings, and collection of nearly 1,200 samples and 53 duplicate samples for assay and analysis. Samples were collected at 5-foot intervals and all samples were analyzed.

There were over 200 holes drilled in the project area by the minerals division of Superior Oil Company in the late 1960s and 1970s. Average depth was 400 feet and the deepest hole was 575 feet.

Our resource database includes 135 of the Superior holes together with the 13 holes drilled by Athena in 2011.  An N I 43-101 technical report was published on X, 2012 on the Langtry project with an Indicated Resource of 18,809,000 Ounces of Silver and Inferred Resource of 42,623,000 Ounces of Silver

For more information, please visit the Company's website at: www.athenasilver.com.

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that Athena Silver Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Athena Silver Corporation's periodic filings with the Securities and Exchange Commission.